As filed with the Securities and Exchange Commission on June 29, 2018

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Approach Resources Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0424817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

(817) 989-9000

(Address, including zip code of Registrant’s principal executive offices)

Approach Resources Inc.

2018 Long Term Incentive Plan

(Full title of the plan)

Josh Dazey

Vice President and General Counsel

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

(817) 989-9000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

Emerging Growth Company	☐ (Do not check if smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.01 per share (“Common Stock”)	7,917,407 shares	$2.50	$19,793,517.50	$2,464.29

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 Registration Statement (the “Registration Statement”) also covers any additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the Approach Resources Inc. 2018 Long Term Incentive Plan, as amended from time to time (the “2018 Plan”).
(2)	Approach Resources Inc. (the “Registrant”) is filing this Registration Statement to register an aggregate of 7,917,407 shares of Common Stock that may be delivered with respect to awards under the 2018 Plan, which shares consist of (a) 6,950,000 shares of Common Stock reserved and available for delivery with respect to awards under the 2018 Plan, (b) 247,643 shares of Common Stock that were originally reserved for issuance under the Approach Resources Inc. 2007 Stock Incentive Plan but are now reserved and available for delivery with respect to awards under the 2018 Plan and (c) 719,764 shares of Common Stock that may again become available for delivery with respect to awards under the 2018 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2018 Plan.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Global Select Market on June 25, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the 2018 Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-33801) for its fiscal year ended December 31, 2017, filed with the Commission on March 9, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-33801) for the fiscal quarter ended March 31, 2018, filed with the Commission on May 3, 2018;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-33801), filed with the Commission on March 9, 2018 (Items 2.02, 5.02, 7.01 and 9.01) and June 6, 2018 (Items 5.02, 5.07 and 9.01); and

(d)	The description of the Common Stock included in the Registrant’s Form 8-A (File No. 001-33801), filed with the Commission on November 5, 2007, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s restated certificate of incorporation and the Registrant’s amended and restated bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers containing provisions that require the Registrant to indemnify an officer or director to the fullest extent permitted by the DGCL. Under the indemnification agreements, if an officer or director of the Registrant makes a claim of indemnification to the Registrant, the Registrant must indemnify the director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding if the director or officer meets the standard of conduct provided under the DGCL. Also as permitted under the DGCL, the indemnification agreements require the Registrant to advance expenses in defending such an action, provided that the director or officer undertakes to repay the amounts if the director or officer ultimately is determined not to be entitled to indemnification from the Registrant. The Registrant will also make the director or officer whole for taxes imposed on the indemnification payments and for costs in any action to establish the director’s or officer’s right to indemnification, whether or not wholly successful

The Registrant maintains customary directors’ and officers’ insurance to cover its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The 2018 Plan also provides that the committee administering the 2018 Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the 2018 Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the 2018 Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s restated certificate of incorporation, amended and restated bylaws, indemnification agreements, the Registrant’s maintenance of directors’ and officers’ liability insurance and the 2018 Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Amendment of Restated Certificate of Incorporation of Approach Resources Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-33801), filed with the Commission on March 10, 2017).

4.2	Restated Certificate of Incorporation of Approach Resources Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33801), filed with the Commission on December 13, 2007).

4.3	Second Amended and Restated Bylaws of Approach Resources Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33801), filed with the Commission on November 8, 2013).

4.4	Approach Resources Inc. 2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33801), filed with the Commission on June 6, 2018).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Moss Adams LLP.

23.2*	Consent of Hein & Associates LLP.

23.3*	Consent of DeGolyer and MacNaughton.

23.4*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on June 29, 2018.

APPROACH RESOURCES INC.

By:	/s/ J. Ross Craft
	Name:	J. Ross Craft
	Title:	Chairman of the Board and Chief Executive Officer

Each person whose signature appears below appoints J. Ross Craft and J. Curtis Henderson, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 29, 2018.

Signature	Title

/s/ J. Ross Craft J. Ross Craft	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Sergei Krylov Sergei Krylov	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Ian M. Shaw Ian M. Shaw	Chief Accounting Officer (Principal Accounting Officer)

/s/ Vean J. Gregg III Vean J. Gregg III	Lead Independent Director

/s/ Alan D. Bell Alan D. Bell	Director

/s/ James C. Crain James C. Crain	Director

/s/ Matthew R. Kahn Matthew R. Kahn	Director

/s/ Morgan D. Neff Morgan D. Neff	Director

/s/ Matthew D. Wilks Matthew D. Wilks	Director